Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
July 29, 2026

Landmark Bancorp, Inc. Reports Second Quarter 2026 Results

Announces Second Quarter 2026 Earnings Per Share Growth of 6.1%

Declares Quarterly Cash Dividend of $0.21 per Share

Manhattan, KS – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.88 for the second quarter of 2026, compared to $0.83 per share in the first quarter of 2026 and $0.72 per share in the same quarter of the prior year. Net earnings for the second quarter totaled $5.4 million, compared to $5.1 million in the prior quarter and $4.4 million in the second quarter of 2025. For the three months ended June 30, 2026, the return on average assets was 1.35%, the return on average equity was 13.23%, and the efficiency ratio(1) was 61.7%.

For the first six months of 2026, diluted earnings per share totaled $1.70, compared to $1.49 during the same period in 2025. Net earnings for the first six months of 2026 totaled $10.5 million, compared to $9.1 million in the first six months of 2025, or an increase of 14.9%, driven primarily by higher net interest income. For the six months ended June 30, 2026, the return on average assets was 1.32%, the return on average equity was 12.94%, and the efficiency ratio(1) was 62.2%.

Second quarter 2026 Performance Highlights

●	Return on average assets improved to 1.35%, compared to 1.29% in the prior quarter and 1.11% in the second quarter of 2025.

●	Return on average equity was 13.23%, compared to 12.65% in the prior quarter and 12.25% in the second quarter of 2025.

●	Net interest margin decreased two basis points from the prior quarter to 4.22%, and improved 39 basis points compared to the second quarter of 2025. Net interest income expanded to $15.1 million, an increase of 0.4% as compared to the prior quarter and an increase of 10.2% from the same quarter in 2025. Net interest margin improvement is due partially to improving funding costs over the past year.

●	Commercial, commercial real estate, construction and land, and agricultural loans grew $7.4 million compared to the prior quarter, an annualized increase of 4.3%, partially offset by a reduction in on-balance sheet residential mortgage loans.

●	Non-interest-bearing deposits ended the quarter at 29.2% of total deposits. Total deposit costs improved to 1.30%, a decrease of eight basis points as compared to the prior quarter and a decrease of 26 basis points from the second quarter of 2025.

●	Capital continues to grow and capital ratios remain strong. Tangible common equity to assets(1) increased to 8.44% as of June 30, 2026, from 8.11% as of March 31, 2026, and 7.15% as of June 30, 2025.

●	Book value per share was $27.35 as of June 30, 2026, compared to $26.50 as of March 31, 2026. Tangible book value per share(1) grew to $21.76, compared to $20.89 as of March 31, 2026.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

“Landmark’s strong second quarter results reflected record revenue of more than $19 million, solid earnings performance, and continued improvement in profitability,” said Abby Wendel, President and Chief Executive Officer. “Our continued revenue growth demonstrates the strength of our relationship-based banking model, disciplined pricing strategies, and prudent balance sheet management.”

Ms. Wendel continued, “We were pleased to see loan growth accelerate during the second quarter, especially across all areas of our commercial and agricultural-related loan portfolios, driven by our team’s focus on attracting new clients while deepening relationships with existing clients. And while nonperforming loans, which increased during the quarter, remain higher than we would like, we are making steady progress improving the overall portfolio quality through proactive management and the resolution of credits that no longer align with our credit risk profile. Strong capital generation continues to strengthen our balance sheet which supports ongoing investments in talent, technology and facilities to enhance the customer and associate experience.”

Dividend Declaration

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid August 27, 2026, to common stockholders of record as of the close of business on August 13, 2026.

Earnings Conference Call

Landmark will host a conference call to review the Company’s second quarter financial results at 10:00 a.m. (Central time) on Thursday, July 30, 2026. Interested parties may participate via telephone by dialing (800) 715-9871.

An audio recording of the earnings call will be available through August 6, 2026. To access the recording, register via https://echo.registrations.events/signup using Conference ID 78609 to receive a unique access code to listen to the playback, including the correct numbers to dial.

SUMMARY OF SECOND QUARTER RESULTS

Net Interest Income

Net interest income in the second quarter of 2026 totaled $15.1 million, representing an increase of $57,000, or 0.4%, compared to the prior quarter and an increase of $1.4 million, or 10.2%, compared to the same quarter of the prior year. The increase in net interest income this quarter compared to both the prior quarter and the second quarter of 2025 was driven by higher rates on investments despite lower average balances, coupled with lower interest expense on deposits and other borrowings which more than offset a slight decrease in loan yields. The net interest margin for the second quarter of 2026 was 4.22%, a decrease of two basis points from 4.24% during the prior quarter and an increase of 39 basis points from 3.83% during the second quarter of the prior year. The average tax-equivalent yield on the investment securities portfolio grew to 3.66%, compared to 3.55% in the prior quarter and 3.34% in the second quarter of 2025 as lower-rate securities matured during the quarter. The average tax-equivalent yield on the loan portfolio declined nine basis points as compared to the prior quarter and decreased six basis points as compared to the second quarter of the prior year.

Compared to the first quarter of 2026, interest on deposits decreased $262,000, or 5.7%, due to lower rates, coupled with decreased average balances as brokered deposits declined. Interest on other borrowed funds increased $208,000 from the first quarter of 2026, driven by higher average balances, partially offset by a decrease in rates. The average rate on interest-bearing deposits decreased eight basis points from the prior quarter, to 1.82%, primarily due to lower rates on certificates of deposit. The average rate on other borrowed funds decreased 31 basis points to 4.54% in the second quarter of 2026, offset by an increase in average balances in borrowings from the FHLB.

Compared to the second quarter of 2025, interest on deposits decreased $795,000, or 15.5%, due to lower rates, coupled with decreased average balances. Interest on other borrowed funds decreased $449,000 from the second quarter of the prior year, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 32 basis points from the second quarter of 2025, primarily due to lower rates on money market and checking accounts and certificates of deposit. The average rate on other borrowed funds decreased 44 basis points as compared to the second quarter of 2025.

Non-Interest Income

Non-interest income totaled $4.1 million for the second quarter of 2026, an increase of $331,000 from the prior quarter and an increase of $469,000 from the same quarter in the prior year. The increase in non-interest income as compared to the prior quarter was primarily due to an increase of $356,000 in gains on the sale of loans due to an increase in the volume of loans sold in the secondary market.

The increase in non-interest income as compared to the second quarter of the prior year was primarily due to an increase of $501,000 in gains on the sale of loans due to an increase in the volume of loans sold in the secondary market.

Non-Interest Expense

During the second quarter of 2026, non-interest expense totaled $12.0 million, an increase of $63,000, or 0.5%, compared to the prior quarter and an increase of $1.0 million, or 9.1%, compared to the same period in the prior year. Compared to the prior quarter, the increase in non-interest expense was primarily due to increases of $487,000 in professional fees and $246,000 in compensation and benefits expense. These increases were partially offset by decreases of $364,000 in other expense and $243,000 in occupancy and equipment expense. The increase in professional fees was attributable to $270,000 in one-time forensic accounting and legal costs related to previously disclosed fraudulent activity by a non-executive officer of the bank, coupled with an increase in consulting expenses for talent recruitment and development, and internal audit co-sourcing. The increase in compensation and benefits was attributable to higher incentive compensation expense in the second quarter of 2026 as compared to the prior quarter. The decrease in other expense was primarily due to $433,000 of fraud losses related to fraudulent activity by a non-executive officer of the bank, which was identified during the first quarter. The decrease in occupancy and equipment expense was related to expenses incurred to upgrade our core branch operation systems during the first quarter of 2026.

Compared to the second quarter of 2025, the increase in non-interest expense was primarily due to increases of $711,000 in professional fees and $335,000 in compensation and benefits. The increase in professional fees was attributable to $270,000 in one-time forensic accounting and legal costs related to previously disclosed fraudulent activity as outlined above, coupled with an increase in consulting expenses for talent recruitment and development, and internal audit co-sourcing. The increase in compensation and benefits was attributable to an increase in the number of employees in the current year, coupled with higher benefits expense as compared to the prior year.

Income Tax Expense

Landmark recorded income tax expense of $1.3 million in the second quarter of 2026, compared to $1.3 million in the prior quarter, and $944,000 in the second quarter of 2025. The effective tax rate was 19.7% in the second quarter of 2026, compared to 19.8% in the prior quarter and 17.7% in the second quarter of 2025.

Balance Sheet Highlights

As of June 30, 2026, gross period-end loans totaled $1.1 billion, an increase of $3.3 million from the prior quarter, while average loans declined $3.2 million. The increase in period-end loans was primarily driven by higher construction and land loans (growth of $4.5 million), commercial loans (growth of $1.5 million) and agriculture loans (growth of $1.5 million), offset by a decline in one-to-four family residential real estate loans (decline of $4.0 million). Investment securities available-for-sale decreased $1.3 million during the second quarter of 2026, primarily due to maturities occurring during the quarter.

Period-end deposit balances decreased $17.7 million to $1.3 billion at June 30, 2026, an annualized decrease of 5.4% compared to the prior quarter. The decrease in deposits was driven primarily by a decline in brokered deposits and more specifically by decreases in certificates of deposit and savings accounts of $33.5 million and $3.6 million, respectively. These decreases were partially offset by increases in non-interest-bearing demand deposits ($12.8 million increase) and money market and checking accounts ($6.7 million increase). Total period-end borrowings increased $15.7 million during the second quarter of 2026. At June 30, 2026, the loan to deposits ratio was 83.5%, compared to 82.1% in the prior quarter.

Stockholders’ equity increased to $166.9 million (book value of $27.35 per share) as of June 30, 2026, from $161.6 million (book value of $26.50 per share) as of March 31, 2026. The increase in stockholders’ equity was primarily due to net earnings for the quarter net of dividends paid, coupled with a decrease in accumulated other comprehensive losses (lower unrealized net losses on investment securities). The ratio of equity to total assets increased to 10.39% on June 30, 2026, from 10.06% on March 31, 2026.

The allowance for credit losses totaled $12.7 million, or 1.15% of total gross loans, as of June 30, 2026, compared to $12.6 million, or 1.15% of total gross loans, as of March 31, 2026. Net loan charge-offs totaled $452,000 in the second quarter of 2026, compared to $349,000 during the first quarter of 2026 and $40,000 in the second quarter of the prior year. A provision for credit losses on loans of $500,000 was recorded in both the first and second quarters of 2026, a decrease of $500,000 as compared to the second quarter of the prior year.

Non-performing loans totaled $13.1 million, or 1.18% of gross loans, at June 30, 2026, compared to $10.4 million, or 0.94% of gross loans, at March 31, 2026. Loans 30-89 days delinquent totaled $6.3 million, or 0.57% of gross loans, as of June 30, 2026, compared to $7.4 million, or 0.68% of gross loans, as of March 31, 2026.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 28 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka, Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact Information

Mark Herpich	Shelley Reed
Chief Financial Officer	Investor Relations
(785) 565-2000	(913) 563-5672
mherpich@banklandmark.com	sreed@banklandmark.com

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. Because forward-looking statements relate to the future, they are subject to inherent known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict and many of which may be out of the Company’s control. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto and changes in global energy market conditions; (ii) effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement, executive orders, and changes in foreign policy; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xv) past and any future terrorist attacks, military conflicts, acts of war, changes in foreign relations, or other adverse external events, including ongoing conflicts in the Middle East, wars in Iran and Ukraine, and other international military conflicts that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, affect global supply chains, increase the volatility of financial markets, and other matters beyond our control; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation, or otherwise materially harm our business or customers; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxvi) the availability of future equity or debt issuances and other capital raising opportunities on favorable terms; (xxvii) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxviii) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025
Assets
Cash and cash equivalents	$26,277	$31,866	$20,982	$23,947	$25,038
Interest-bearing deposits at other banks	5,935	2,970	3,218	3,218	3,463
Investment securities available-for-sale, at fair value:
U.S. treasury securities	43,478	50,001	53,183	50,833	51,624
Municipal obligations, tax exempt	75,143	77,495	87,809	97,383	100,802
Municipal obligations, taxable	97,718	94,738	90,603	82,236	75,037
Agency mortgage-backed securities	124,469	119,826	116,562	119,576	124,979
Total investment securities available-for-sale	340,808	342,060	348,157	350,028	352,442
Investment securities held-to-maturity	3,847	3,818	3,789	3,760	3,730
Bank stocks, at cost	8,079	7,123	5,756	8,021	10,946
Loans:
One-to-four family residential real estate	364,271	368,282	375,299	381,641	377,133
Construction and land	23,358	18,811	20,531	19,741	26,373
Commercial real estate	407,756	407,901	394,323	389,574	370,455
Commercial	177,904	176,373	178,201	186,656	204,303
Agriculture	88,055	86,603	102,829	99,897	100,348
Municipal	6,715	6,864	6,874	6,884	6,938
Consumer	33,417	33,392	33,666	33,660	32,234
Total gross loans	1,101,476	1,098,226	1,111,723	1,118,053	1,117,784
Net deferred loan costs (fees) and loans in process	886	(296)	(872)	(763)	(615)
Allowance for credit losses	(12,657)	(12,609)	(12,458)	(12,299)	(13,762)
Loans, net	1,089,705	1,085,321	1,098,393	1,104,991	1,103,407
Loans held for sale, at fair value	3,740	3,202	5,141	3,578	4,773
Bank owned life insurance	40,572	40,287	40,176	39,890	39,607
Premises and equipment, net	18,907	19,118	19,325	19,449	19,654
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	1,725	1,858	1,990	2,123	2,275
Mortgage servicing rights	3,336	3,222	3,189	3,120	3,082
Real estate owned, net	-	-	-	-	167
Other assets	31,208	32,565	24,149	22,573	23,904
Total assets	$1,606,516	$1,605,787	$1,606,642	$1,617,075	$1,624,865

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	380,543	367,737	364,695	365,959	351,993
Money market and checking	596,083	589,410	650,987	579,413	562,919
Savings	150,961	154,607	151,406	146,291	148,092
Certificates of deposit	177,401	210,930	221,766	233,837	210,897
Total deposits	1,304,988	1,322,684	1,388,854	1,325,500	1,273,901
FHLB and other borrowings	83,415	67,062	10,567	90,483	155,110
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,599	2,263	1,501	1,420	5,825
Accrued interest and other liabilities	28,005	30,516	23,438	22,294	20,002
Total liabilities	1,439,658	1,444,176	1,446,011	1,461,348	1,476,489
Stockholders’ equity:
Common stock	61	61	61	58	58
Additional paid-in capital	102,810	102,675	102,597	95,330	95,266
Retained earnings	71,561	67,449	63,658	67,327	63,612
Accumulated other comprehensive loss	(7,574)	(8,574)	(5,685)	(6,988)	(10,560)
Total stockholders’ equity	166,858	161,611	160,631	155,727	148,376
Total liabilities and stockholders’ equity	$1,606,516	$1,605,787	$1,606,642	$1,617,075	$1,624,865

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2026	2026	2025	2026	2025
Interest income:
Loans	$17,147	$17,260	$17,186	$34,407	$33,581
Investment securities:
Taxable	2,482	2,334	2,163	4,816	4,343
Tax-exempt	571	595	701	1,166	1,420
Interest-bearing deposits at banks	51	59	48	110	96
Total interest income	20,251	20,248	20,098	40,499	39,440
Interest expense:
Deposits	4,349	4,611	5,144	8,960	10,380
FHLB and other borrowings	484	277	861	761	1,426
Subordinated debentures	324	322	358	646	715
Repurchase agreements	14	15	52	29	117
Total interest expense	5,171	5,225	6,415	10,396	12,638
Net interest income	15,080	15,023	13,683	30,103	26,802
Provision for credit losses	500	570	1,000	1,070	1,000
Net interest income after provision for credit losses	14,580	14,453	12,683	29,033	25,802
Non-interest income:
Fees and service charges	2,451	2,363	2,476	4,814	4,864
Gains on sales of loans, net	1,241	885	740	2,126	1,302
Bank owned life insurance	285	373	278	658	550
Losses on sales of investment securities, net	-	-	-	-	(2)
Other	118	143	132	261	270
Total non-interest income	4,095	3,764	3,626	7,859	6,984
Non-interest expense:
Compensation and benefits	6,569	6,323	6,234	12,892	12,388
Occupancy and equipment	1,207	1,450	1,244	2,657	2,496
Data processing	494	554	629	1,048	1,025
Amortization of mortgage servicing rights and other intangibles	225	228	238	453	477
Professional fees	1,251	764	540	2,015	1,285
Other	2,215	2,579	2,076	4,794	4,051
Total non-interest expense	11,961	11,898	10,961	23,859	21,722
Earnings before income taxes	6,714	6,319	5,348	13,033	11,064
Income tax expense	1,322	1,253	944	2,575	1,959
Net earnings	$5,392	$5,066	$4,404	$10,458	$9,105

Net earnings per share (1)
Basic	$0.88	$0.83	$0.73	$1.72	$1.50
Diluted	0.88	0.83	0.72	1.70	1.49
Dividends per share (1)	0.21	0.21	0.20	0.42	0.40
Shares outstanding at end of period (1)	6,100,582	6,098,324	6,072,478	6,100,582	6,072,478
Weighted average common shares outstanding - basic (1)	6,098,229	6,083,271	6,071,683	6,090,791	6,069,977
Weighted average common shares outstanding - diluted (1)	6,161,461	6,139,357	6,132,969	6,149,859	6,119,236

Tax equivalent net interest income	$15,222	$15,170	$13,851	$30,391	$27,142

(1) Share and per share values at or for the period ended June 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2026	2026	2025	2026	2025
Performance ratios:
Return on average assets (1)	1.35%	1.29%	1.11%	1.32%	1.16%
Return on average equity (1)	13.23%	12.65%	12.25%	12.94%	12.96%
Net interest margin (1)(2)	4.22%	4.24%	3.83%	4.23%	3.80%
Effective tax rate	19.7%	19.8%	17.7%	19.8%	17.7%
Efficiency ratio (3)	61.7%	62.7%	62.8%	62.2%	63.4%
Adjusted non-interest income to total income (3)	21.4%	19.9%	20.9%	20.6%	20.7%

Average balances:
Investment securities	$349,813	$350,802	$363,878	$350,305	$370,823
Loans	1,090,422	1,093,593	1,081,865	1,091,999	1,065,317
Assets	1,602,782	1,594,612	1,592,939	1,598,719	1,583,669
Interest-bearing deposits	958,407	983,148	965,214	970,709	972,460
Total deposits	1,336,971	1,355,478	1,324,507	1,346,173	1,328,629
FHLB and other borrowings	49,201	27,851	74,007	38,585	61,288
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,809	1,871	6,683	1,840	7,653
Stockholders’ equity	$163,505	$162,463	$144,151	$162,987	$141,623

Average tax equivalent yield/cost (1):
Investment securities	3.66%	3.55%	3.34%	3.61%	3.32%
Loans	6.31%	6.40%	6.37%	6.35%	6.36%
Total interest-bearing assets	5.66%	5.69%	5.60%	5.68%	5.56%
Interest-bearing deposits	1.82%	1.90%	2.14%	1.86%	2.15%
Total deposits	1.30%	1.38%	1.56%	1.34%	1.58%
FHLB and other borrowings	3.95%	4.03%	4.67%	3.98%	4.69%
Subordinated debentures	6.00%	6.03%	6.63%	6.02%	6.66%
Repurchase agreements	3.10%	3.25%	3.12%	3.18%	3.08%
Total interest-bearing liabilities	2.01%	2.05%	2.41%	2.03%	2.40%

Capital ratios:
Equity to total assets	10.39%	10.06%	9.13%
Tangible equity to tangible assets (3)	8.44%	8.11%	7.15%
Book value per share	$27.35	$26.50	$24.43
Tangible book value per share (3)	$21.76	$20.89	$18.73

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,609	$12,458	$12,802	$12,458	$12,825
Charge-offs	(825)	(394)	(103)	(1,219)	(211)
Recoveries	373	45	63	418	148
Provision for credit losses for loans	500	500	1,000	1,000	1,000
Ending balance	$12,657	$12,609	$13,762	$12,657	$13,762

Allowance for unfunded loan commitments	$220	$220	$150

Non-performing assets:
Non-accrual loans	$13,051	$10,378	$16,984
Accruing loans over 90 days past due	-	-	-
Real estate owned	-	-	167
Total non-performing assets	$13,051	$10,378	$17,151

Loans 30-89 days delinquent	$6,282	$7,448	$4,321

Other ratios:
Loans to deposits	83.50%	82.05%	86.62%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.57%	0.68%	0.39%
Total non-performing loans to gross loans outstanding	1.18%	0.94%	1.52%
Total non-performing assets to total assets	0.81%	0.65%	1.06%
Allowance for credit losses to gross loans outstanding	1.15%	1.15%	1.23%
Allowance for credit losses to total non-performing loans	96.98%	121.50%	81.03%
Net loan charge-offs to average loans (1)	0.17%	0.13%	0.01%	0.15%	0.01%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

(4) Share and per share values at or for the period ended June 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2026	2026	2025	2026	2025
Non-GAAP financial ratio reconciliation:
Net interest income	$15,080	$15,023	$13,683	$30,103	$26,802
Non-interest income	4,095	3,764	3,626	7,859	6,984
Total revenue	$19,175	$18,787	$17,309	$37,962	$33,786

Total non-interest expense	$11,961	$11,898	$10,961	$23,859	$21,722
Less: foreclosure and real estate owned expense	1	(3)	49	(2)	(1)
Less: amortization of other intangibles	(132)	(133)	(151)	(265)	(303)
Less: valuation allowance on assets held for sale	-	-	-	-	-
Adjusted non-interest expense (A)	11,830	11,762	10,859	23,592	21,418
Net interest income (B)	15,080	15,023	13,683	30,103	26,802
Non-interest income	4,095	3,764	3,626	7,859	6,984
Less: losses on sales of investment securities, net	-	-	-	-	2
Less: gains on sales of premises and equipment and foreclosed assets	-	(32)	(9)	(32)	(9)
Adjusted non-interest income (C)	$4,095	$3,732	$3,617	$7,827	$6,977

Efficiency ratio (A/(B+C))	61.7%	62.7%	62.8%	62.2%	63.4%
Adjusted non-interest income to total income (C/(B+C))	21.4%	19.9%	20.9%	20.6%	20.7%

Total stockholders’ equity	$166,858	$161,611	$148,376
Less: goodwill and other intangible assets	(34,102)	(34,235)	(34,652)
Tangible equity (D)	$132,756	$127,376	$113,724

Total assets	$1,606,516	$1,605,787	$1,624,865
Less: goodwill and other intangible assets	(34,102)	(34,235)	(34,652)
Tangible assets (E)	$1,572,414	$1,571,552	$1,590,213

Tangible equity to tangible assets (D/E)	8.44%	8.11%	7.15%

Shares outstanding at end of period (F)	6,100,582	6,098,324	6,072,478

Tangible book value per share (D/F)	$21.76	$20.89	$18.73

(1) Share and per share values at or for the period ended June 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.